Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Nine Months September 30, 1996
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                               $ 257,889
     Add (Deduct):
         Minority Share of Losses                                 (8,530)
         Earnings on Equity Method                               (40,747)
         Distributions from Minority Subsidiaries                 14,959
         Amortization of Non-Telephone Capitalized
           Interest                                                    2
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                23,729
                                                               ---------

                                                                 247,302

     Add fixed charges:
         Consolidated interest expense                            29,925
         Interest Portion (1/3) of Consolidated Rent Expense       4,823
         Amortization of debt expense and discount on
           indebtedness                                              417
                                                               ---------
                                                               $ 282,467
                                                               =========

  FIXED CHARGES:
  Consolidated interest expense                                $  29,925
  Capitalized interest                                            21,192
  Interest Portion (1/3) of Consolidated Rent Expense              4,823
  Amortization of debt expense and discount on indebtedness          417
                                                               ---------
                                                               $  56,357
                                                               =========

RATIO OF EARNINGS TO FIXED CHARGES                                  5.01
                                                               =========


  Tax-Effected Redeemable Preferred Dividends                  $     769
     Fixed Charges                                                56,357
                                                               ---------
         Fixed Charges and Redeemable Preferred Dividends      $  57,126
                                                               =========


RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                4.94
                                                               =========

  Tax-Effected Preferred Dividends                             $   2,680
  Fixed Charges                                                   56,357
                                                               ---------
         Fixed Charges and Preferred Dividends                 $  59,037
                                                               =========


RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                           4.78
                                                               =========






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